Exhibit 2.15

News release

TSX, NYSE – HBM

2011 No. 15

HudBay Minerals Announces Expiry of Offer and Additional Take-up of Norsemont Mining Shares

Toronto, Ontario – March 16, 2011 – HudBay Minerals Inc. (“HudBay”) (TSX/NYSE: HBM) announced today that, upon the expiry of its offer dated January 24, 2011, as extended, it has taken up a further 8,166,835 common shares of Norsemont Mining Inc. (“Norsemont”) (TSX/BVL: NOM). As a result of taking up an aggregate of 112,802,186 shares deposited under the offer, HudBay currently owns approximately 98% of the issued and outstanding Norsemont common shares (calculated on a fully-diluted basis). As previously announced, HudBay intends to acquire all of the remaining Norsemont shares by compulsory acquisition under Section 300 of the Business Corporations Act (British Columbia).

HudBay will issue approximately 1.6 million common shares and pay approximately $9 million in cash for the additional Norsemont shares that were taken up following expiry of the offer. In aggregate, HudBay has issued approximately 22 million common shares and paid approximately $128 million for the Norsemont shares it acquired pursuant to the offer.

HudBay Minerals Inc.

HudBay Minerals Inc. (TSX:HBM) (NYSE:HBM) is a Canadian integrated mining company with assets in North, Central and South America principally focused on the discovery, production and marketing of base metals. The company’s objective is to maximize shareholder value through efficient operations, organic growth and accretive acquisitions, while maintaining its financial strength. A member of the S&P/TSX Composite Index and the S&P/TSX Global Mining Index, HudBay is committed to high standards of corporate governance and sustainability.

Forward-Looking Information

Certain of the statements made and information contained herein contain “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is prospective in nature and includes, but is not limited to, information with respect to the anticipated timing of the transaction and the anticipated impact of the transaction on HudBay. Forward-looking information is based on the views, opinions, intentions and estimates of management at the date the information is made, and is based on a number of assumptions and subject to a variety of known and unknown risks and uncertainties and other factors, including, among other things, risks related to the offer, as well as those risk factors discussed in the take-over bid circular. Many of these assumptions are based on factors and events that are not within the control of HudBay and there is no assurance they will prove to be correct.

Although HudBay has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that the forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. HudBay does not undertake to update any forward-looking information, except as required by applicable securities laws, or to comment on analyses, expectations or statements made by third parties in respect of the offer or HudBay, Norsemont or their financial or operating results or securities.

This news release does not constitute an offer to buy any securities or a solicitation of any vote or approval or a solicitation of an offer to sell any securities.

All amounts listed are in Canadian dollars unless otherwise indicated.

(HBM-G)

For more information, please contact:

John Vincic

Vice President, Investor Relations & Corporate Communications

HudBay Minerals Inc.

Tel: 416-362-0615

Email: john.vincic@hudbayminerals.com

Further Information for Norsemont Mining Shareholders:

Kingsdale Shareholder Services Inc.

Toll Free 1-800-775-3159 (English or French)

Outside North America, Bankers and Brokers

Call Collect: 416-867-2272

Facsimile: 416-867-2271, Toll Free Facsimile

1-866-545-5580

Email: contactus@kingsdaleshareholder.com

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